EXHIBIT 11
                             LASERSIGHT INCORPORATED
                          COMPUTATION OF LOSS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002


                                                    Three Months Ended
                                                         March 31,
                                                -------------  -------------
                                                      2003           2002
                                                -------------  -------------
BASIC AND DILUTED

     Weighted average shares outstanding           27,842,000     26,488,000
                                                 ============   ============

     Net loss                                    $ (2,410,745)    (5,078,942)

     Conversion discount on preferred stock          (483,837)            --
                                                 ------------   ------------
     Loss attributable to common shareholders      (2,894,582)    (5,078,942)

     Basic loss per share                        $      (0.10)         (0.19)
                                                 ============   ============

ADDITIONAL DILUTED CALCULATION

     Loss attributalbe to common
       shareholders, above                       $ (2,894,582)    (5,078,942)
                                                 ============   ============

     Additional adjustment to weighted
       average number of shares:

     Weighted average shares outstanding,
       above                                       27,842,000     26,488,000
     Dilutive effect of contingently
       issuable shares, stock options and
       convertible preferred stock                 18,578,000      1,284,000
                                                 ------------   ------------

     Weighted average number of shares,
       adjusted                                    46,420,000     27,772,000
                                                 ============   ============

     Diluted loss per share, adjusted            $      (0.06)(A)      (0.18)
                                                 ============   ============

---------------------------
 (A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.